Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM
Select Medical Holdings Corporation Announces Results for
First Quarter Ended March 31, 2010
MECHANICSBURG, PENNSYLVANIA — - May 13, 2010 — - Select Medical Holdings Corporation (“Select”) (NYSE: SEM), today announced results for its first quarter ended March 31, 2010.
For the first quarter ended March 31, 2010, net operating revenues increased 4.2% to $584.8 million compared to $561.2 million for the same quarter, prior year. Income from operations increased 7.4% to $72.6 million compared to $67.6 million for the same quarter, prior year. Net income attributable to Select decreased to $24.2 million compared to $25.0 million for the same quarter, prior year. Net income attributable to Select for the quarter ended March 31, 2009 includes a gain on early retirement of debt, net of tax, of $6.9 million. Additionally, net income before interest, income taxes, depreciation and amortization, gain on early retirement of debt, stock compensation expense and other income (“Adjusted EBITDA”) for the first quarter increased 6.1% to $90.9 million compared to $85.7 million for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release. Income per common share was $0.15 on a fully diluted basis.
Select’s income per common share for the quarter ended March 31, 2009 was $0.27, which includes a non-recurring gain related to the early retirement of debt. Excluding this item, on an adjusted basis income available to common stockholders was $0.17 per diluted share for the quarter ended March 31, 2009. A reconciliation of net income per share to adjusted net income per share is attached to this release.
Specialty Hospitals
At March 31, 2010, Select operated 89 long term acute care hospitals and six acute medical rehabilitation hospitals. This compares to 87 long term acute care hospitals and five acute medical rehabilitation hospitals operated at March 31, 2009. For the first quarter of 2010, net operating revenues for all of Select’s hospitals increased 4.7% to $411.7 million compared to $393.2 million for the same quarter, prior year. Total patient days for the first quarter of 2010 were 267,848, admissions were 11,101 and net revenue per patient day was $1,511. This compares to 256,273 days, 10,805 admissions and net revenue per patient day of $1,508 for the same quarter, prior year. For the hospitals opened or acquired as of January 1, 2009 and operated by Select throughout both periods, patient days in the first quarter of 2010 were 262,939 and admissions were 10,818, compared to 254,267 days and 10,731 admissions in the same quarter, prior year. Adjusted EBITDA for the specialty hospital segment increased 8.0% to $82.9 million compared to $76.8 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 20.1% for the first quarter of 2010, compared to 19.5% for the same quarter, prior year. The Adjusted EBITDA margin for the hospitals opened or acquired as of January 1, 2009 and operated by Select throughout both periods was 20.8% for the first quarter of 2010, compared to 19.7% for the same quarter, prior year.

Outpatient Rehabilitation
At March 31, 2010, Select operated 959 outpatient clinics. This compares to 948 outpatient clinics at March 31, 2009. For the first quarter of 2010, net operating revenues for the outpatient rehabilitation segment increased 3.1% to $173.1 million compared to $167.8 million for the same quarter, prior year. Adjusted EBITDA for the segment for the first quarter decreased 3.6% to $20.5 million compared to $21.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment for the quarter was 11.9% compared to 12.7% in the same quarter, prior year. Patient visits for the quarter were 1,125,958 compared to 1,096,296 for the same quarter, prior year. Net revenue per visit for the quarter ended March 31, 2010 was $101 compared to $103 for the same quarter, prior year.
Business Outlook
The Company reaffirms its 2010 business outlook. The Company continues to expect net operating revenues for 2010 to range from $2,380 million to $2,420 million. Adjusted EBITDA for 2010 is expected to range from $360 million to $370 million. The Company also expects its capital spending for 2010 to range from $50 million to $60 million, and to have free cash flow of approximately $120 million. Free cash flow is calculated as net cash provided by operating activities less purchases of property and equipment. This business outlook does not reflect future changes in reimbursement or material acquisitions or divestitures, if any.
Conference Call
Select will host a conference call regarding its first quarter results and its business outlook on Friday, May 14, 2010, at 11:00 am EDT. The domestic dial in number for the call is 1-866-383-7989. The international dial in number is 1-617-597-5328. The pass code for the call is 26319432. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website http://www.selectmedicalholdings.com/.
For those unable to participate in the conference call, a replay will be available until 11:59pm EDT, May 21, 2010. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 44956273. The replay can also be accessed at Select Medical Holdings Corporation’s website, http://www.selectmedicalholdings.com.
* * * * *
Select Medical Holdings Corporation is a leading operator of specialty hospitals in the United States. As of March 31, 2010, Select operated 89 long term acute care hospitals and six acute medical rehabilitation hospitals in 25 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 959 locations in 36 states and the District of Columbia. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalholdings.com/
Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:
•
additional changes in government reimbursement for our services, including changes that will result from the expiration of the moratorium for long term acute care hospitals established by the SCHIP Extension Act of 2007, the American Recovery and Reinvestment Act, and the Patient Protection and Affordable Care Act may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•	the failure of our specialty hospitals to maintain their Medicare certifications as such may cause our net operating revenues and profitability to decline;
•
the failure of our facilities operated as “hospitals within hospitals” or HIHs, to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;
•	future acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;
•	private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;
•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;
•	shortages in qualified nurses or therapists could increase our operating costs significantly;
•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;
•	the loss of key members of our management team could significantly disrupt our operations;
•	the effect of claims asserted against us or lack of adequate available insurance could subject us to substantial uninsured liabilities;

•	the ability to refinance our outstanding indebtedness before it comes due;
•	the ability to obtain any necessary or desired waiver or amendment from our lenders may be difficult due to the current uncertainty in the credit markets;
•	the inability to draw funds under our senior secured credit facility because of lender defaults; and
•	other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.
Investor inquiries:
Joel Veit, 717/972-1100

I. Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)
For the Three Months Ended March 31, 2009 and 2010

	2009	2010	Change
Net operating revenues	$561,172	$584,813	4.2%

Costs and expenses:
Cost of services	451,394	472,377	4.6%
General and administrative	12,775	12,789	0.1%
Bad debt expense	11,646	9,287	(20.3)%
Depreciation and amortization	17,731	17,711	(0.1)%

Income from operations	67,626	72,649	7.4%

Gain on early retirement of debt	11,754	—	N/M
Other income	—	134	N/M
Interest income	52	—	N/M
Interest expense	(34,672)	(30,042)	(13.4)%

Income from operations before income taxes	44,760	42,741	(4.5)%

Income tax expense	18,743	17,109	(8.7)%

Net income	26,017	25,632	(1.5)%

Less: Net income attributable to non-controlling interests	1,021	1,406	37.7%

Net income attributable to Select Medical Holdings Corporation	24,996	24,226	(3.1)%

Less: Preferred dividends	6,362	—	N/M

Net income available to common stockholders and participating securities	$18,634	$24,226	30.0%

Income per common share:
Basic	$0.27	$0.15	(44.4)%
Diluted	$0.27	$0.15	(44.4)%

Weighted average shares outstanding (1):
Basic	60,386	159,670	N/M
Diluted	60,869	160,021	N/M
N/M = Not Meaningful

(1)
On September 30, 2009, Select completed an initial public offering that resulted in the issuance of 33,603 shares of common stock. Upon completion of the initial public offering, Select’s participating preferred stock converted into a total of 64,277 common shares.

II. Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31,	March 31,
	2009	2010
ASSETS

Cash	$83,680	$73,173

Accounts receivable, net	307,079	360,997

Current deferred tax asset	48,535	47,377

Prepaid income taxes	11,179	—

Other current assets	24,240	26,303

Total Current Assets	474,713	507,850

Property and equipment, net	466,131	462,035

Goodwill	1,548,269	1,548,269

Other identifiable intangibles	65,297	64,648

Assets held for sale	11,342	11,342

Other assets	36,481	34,826

Total Assets	$2,602,233	$2,628,970

LIABILITIES AND EQUITY

Payables and accruals	$299,796	$292,489

Current portion of long-term debt	4,145	55,784

Total Current Liabilities	303,941	348,273

Long-term debt, net of current portion	1,401,426	1,353,420

Non-current deferred tax liability	66,768	68,187

Other non-current liabilities	60,543	61,043

Total equity	769,555	798,047

Total Liabilities and Equity	$2,602,233	$2,628,970

III. Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)
For the Three Months Ended March 31, 2009 and 2010

	2009	2010

Operating activities
Net income	$26,017	$25,632
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	17,731	17,711
Provision for bad debts	11,646	9,287
Gain on early retirement of debt	(11,754)	—
Loss from disposal of assets	140	133
Non-cash gain from interest rate swaps	—	(134)
Non-cash stock compensation expense	295	508
Amortization of debt discount	400	450
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(65,545)	(63,205)
Other current assets	(4,354)	(2,066)
Other assets	2,129	2,130
Accounts payable	(3,473)	(1,802)
Due to third-party payors	(109)	57
Accrued expenses and deferred income taxes	6,150	(4,497)

Net cash used in operating activities	(20,727)	(15,796)

Investing activities
Purchases of property and equipment	(7,036)	(13,047)

Net cash used in investing activities	(7,036)	(13,047)

Financing activities
Borrowings on revolving credit facility	53,000	—
Payments on revolving credit facility	(53,000)	—
Payment on credit facility term loan	(1,700)	—
Repurchase of 7 5/8% senior subordinated notes	(19,014)	—
Borrowings of other debt	5,184	5,015
Principal payments on seller and other debt	(2,362)	(2,357)
Repurchase of common and preferred stock	(80)	—
Proceeds from issuance of common stock	4	110
Payment of initial public offering costs	(106)	—
Proceeds from (repayment of) bank overdrafts	(4,786)	17,314
Distributions to non-controlling interests	(951)	(1,746)

Net cash provided by (used in) financing activities	(23,811)	18,336

Net decrease in cash and cash equivalents	(51,574)	(10,507)

Cash and cash equivalents at beginning of period	64,260	83,680

Cash and cash equivalents at end of period	$12,686	$73,173

Supplemental Cash Flow Information
Cash paid for interest	$53,491	$46,038
Cash paid for taxes	$7	$980

IV. Key Statistics
(unaudited)
For the Three Months Ended March 31, 2009 and 2010

			%
	2009	2010	Change

Specialty Hospitals (a)

Number of hospitals — end of period	92	95	3.3%

Net operating revenues (,000)	$393,232	$411,685	4.7%

Number of patient days	256,273	267,848	4.5%

Number of admissions	10,805	11,101	2.7%

Net revenue per patient day (b)	$1,508	$1,511	0.2%

Adjusted EBITDA (,000)	$76,781	$82,897	8.0%

Adjusted EBITDA margin — all hospitals	19.5%	20.1%	3.1%
Adjusted EBITDA margin — same store hospitals (c)	19.7%	20.8%	5.6%

Outpatient Rehabilitation

Number of clinics — end of period	948	959	1.2%

Net operating revenues (,000)	$167,819	$173,065	3.1%

Number of visits	1,096,296	1,125,958	2.7%

Revenue per visit (d)	$103	$101	(1.9)%

Adjusted EBITDA (,000)	$21,284	$20,518	(3.6)%

Adjusted EBITDA margin	12.7%	11.9%	(6.3)%

(a)	Specialty hospitals consist of long term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened or acquired before January 1, 2009 and operated throughout both periods.

(d)
Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

V. Net Income to Adjusted EBITDA Reconciliation
(In thousands)
(unaudited)
For the Three Months Ended March 31, 2009 and 2010
The following table reconciles net income to Adjusted EBITDA for Select. Adjusted EBITDA is used by Select to report its segment performance. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income and gain on early retirement of debt. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units.
Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31,
	2009	2010
Net income	$26,017	$25,632
Income tax expense	18,743	17,109
Other income	—	(134)
Interest expense, net	34,620	30,042
Gain on early retirement of debt	(11,754)	—
Stock compensation expense
Included in general and administrative	242	180
Included in cost of services	53	328
Depreciation and amortization	17,731	17,711

Adjusted EBITDA	$85,652	$90,868

Specialty hospitals	$76,781	$82,897
Outpatient rehabilitation	21,284	20,518
Other (1)	(12,413)	(12,547)

Adjusted EBITDA	$85,652	$90,868

(1)	Other primarily includes general and administrative costs.

The following tables reconcile specialty hospital same store information.

	Three Months Ended
	March 31, 2009	March 31, 2010
Specialty hospitals net operating revenue	$393,232	$411,685
Less: Specialty hospitals in development, opened, acquired or closed after 1/1/09	3,022	8,826

Specialty hospitals same store net operating revenue	$390,210	$402,859

Specialty hospitals Adjusted EBITDA	$76,781	$82,897
Less: Specialty hospitals in development, opened, acquired or closed after 1/1/09	53	(1,071)

Specialty hospitals same store Adjusted EBITDA	$76,728	$83,968

All specialty hospitals Adjusted EBITDA margin	19.5%	20.1%
Specialty hospitals same store Adjusted EBITDA margin	19.7%	20.8%

VI. Reconciliation of Net Income Per Share to Adjusted Net Income Per Share
(In thousands, except per share amounts)
(unaudited)
For the Three Months Ended March 31, 2009 and 2010

	2009	Per Share (a)	2010	Per Share (a)
Net income	$26,017	$0.43	$25,632	$0.16
Net income attributable to non-controlling interests	1,021	0.02	1,406	0.01

Net income attributable to Select Medical Holdings Corporation	24,996	0.41	24,226	0.15
Less: Preferred dividends	6,362	0.10	—	0.00

Net income available to common stockholders and participating securities	18,634	0.31	24,226	0.15

Gain on early retirement of debt	(11,754)	(0.19)	—	—
Estimated income tax expense (b)	4,865	0.07	—	—

	11,745	0.19	24,226	0.15

Allocation to participating securities:
Less: Earnings allocated to preferred stockholders	1,147	0.02	—	0.00
Less: Earnings allocated to unvested restricted stockholders	184	0.00	50	0.00

Adjusted net income available to common stockholders	$10,414	$0.17	$24,176	$0.15

Adjustment for dilution		0.00		0.00

Adjusted net income available to common stockholders — diluted shares		$0.17		$0.15

Weighted average common shares outstanding:
Basic		60,386		159,670
Diluted		60,869		160,021

(a)
Per share amounts for each period presented are based on basic weighted average common shares outstanding for all amounts except adjusted net income available to common stockholders — diluted shares, which is based on diluted shares outstanding.

(b)	Represents the tax expense on the adjustments to net income.